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                                                                      EXHIBIT 21


EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT

United Life Insurance Company is an Iowa Corporation.

Lafayette Insurance Company is a Louisiana Corporation.

Addison Insurance Company is an Illinois Corporation.

The Registrant owns 100% of the voting common stock of United Life Insurance Company, Lafayette Insurance Company and Addison Insurance Company.